Exhibit 99.1

Trans World Corporation Announces a Mega Casino License Tender Award to Its Subsidiary in Hungary

NEW YORK--(BUSINESS WIRE)--August 26, 2009--Trans World Corporation (“TWC” or the “Company”) (OTC: TWOC), the owner and operator of casinos in Europe, today announces that a Hungarian company, KC Bidding Kft. (“KCB”), in which it holds a 25% interest, has won the government tender “for the making of a concession contract regarding the founding and operation of a Class I casino” in the administrative area of the Central-Transdanubian Region of Hungary. A Class I casino is defined as a casino that operates a minimum of 100 gaming tables and 1,000 slot machines.

With the tender award in hand, KC Bidding Kft. will have a 60-day period in which to execute a concession contract with the State of Hungary, pursuant to which it will found a concession company for the purpose of operating the Class I casino. Under the terms of the tender, the casino license will be granted for 20 years from the date of opening, which must occur on or before January 1, 2014, with a 10-year extension option. During this time, no additional casino licenses will be granted by the Hungarian government in this region.

TWC’s development and operations teams in Europe played key roles in the tender process, providing critical industry expertise and technical support to the Company’s partner and majority (75%) owner of KCB, Vigotop Limited, a Cyprus-based company. In exchange for its services, TWC received an ownership stake in KCB, from which it stands to earn a fee in the form of a structured buyout.

Under the terms of the buyout option agreement, which expires on August 14, 2012, TWC’s minority interest in KCB is subject to acquisition by Vigotop Limited through the purchase of TWC’s shares in KCB for approximately $1.3 million, which would represent TWC’s fee for services rendered. In the event that Vigotop Limited does not exercise its buyout option, the partners will continue their ongoing development of the project, and TWC may ultimately manage the mega casino under its American Chance Casinos brand.

The project developers intend to construct a landmark resort dubbed “King’s City” located in Sukoró, Hungary, on a 173-acre plot along the banks of Lake Velence, southeast of Budapest. The Class I casino will be the central feature of the resort, and the venue is projected to open with 108 gaming tables and 1,060 slot machines, with planned future year expansion to 200 gaming tables and 2,000 slot machines. The resort plans also envision the future construction of luxury hotels, a spa and wellness center, an event and conference center, retail plazas, an ice skating rink, an equestrian center, a botanical dome, a fine arts museum, amusement and water parks, a seawater aquarium, a nine-hole golf course, private villas, and vacation apartments.

Additional information about TWC and its Czech subsidiary, American Chance Casinos, can be found at www.transwc.com or at www.american-chance-casinos.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or the future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Trans World Corporation
Jill Yarussi, 212-983-3355
Manager of Corporate Communications
Fax: 212-983-8129
jyarussi@transwc.com